SUBSIDIARY AGREEMENT AND
                              PLAN OF MERGER


          SUBSIDIARY AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of this 8th day of February, 1996, by and between United Security Bank, an Alabama banking corporation (the "Bank") and a wholly owned subsidiary of United Security Bancshares, Inc., an Alabama corporation ("USB"), and Brent Banking Company, an Alabama banking corporation ("Brent").

                           W I T N E S S E T H:

          WHEREAS, Brent and USB have previously entered into that certain Agreement and Plan of Share Exchange dated as of January 15, 1996 (the "Share Exchange Agreement"), pursuant to which USB will acquire by operation of law all of the issued and outstanding capital stock of Brent (the "Share Exchange");

          WHEREAS, the Boards of Directors of the Bank and Brent have approved, and deem it advisable to consummate, the transactions provided for herein pursuant to which Brent will merge with and into the Bank, subject to and immediately following the consummation of the Share Exchange; and

          WHEREAS, the parties to this Agreement contemplate that the transactions set forth herein shall qualify pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization pursuant to Section 368 of the Code.

          NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and in the Share Exchange Agreement, the parties hereto agree as follows:


                                 ARTICLE I

                                THE MERGER

          1.1 Merger. (a) Subject to the provisions hereof, Brent shall be merged with and into the Bank (the "Merger") under the charter of the Bank, and the Bank shall be the surviving corporation (sometimes hereinafter referred to as the "Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The name of the surviving corporation shall be United Security Bank, and the business of the Corporation shall be that of a state banking corporation. This business shall be conducted by the Corporation at its main office, which shall be located in Thomasville, Alabama and at its legally established branches. The address of the main office and of such branches existing as of the Effective Time of the Merger is set forth in Annex A hereto.

               (b) The Merger shall occur immediately following the consummation of the Share Exchange (the "Effective Time of the Merger"), or at such other date and time as Brent and the Bank may mutually designate.

          1.2 Effect of Merger. At the Effective Time of the Merger, Brent shall be merged with and into the Bank and the separate existence of Brent shall cease. All of the shares of capital stock of Brent issued and outstanding as of the Effective Time of the Merger, and all rights in respect thereof, shall be canceled. The shares of capital stock of the Bank outstanding immediately prior to consummation of the Merger shall constitute the only outstanding shares of capital stock of the Corporation following consummation of the Merger.

          1.3 Conveyance. All assets of the Bank and Brent as they exist at the Effective Time of the Merger shall pass to and vest in the Corporation without any conveyance or other transfer. The Corporation shall be responsible for all the liabilities of every kind and description of each of Brent and the Bank existing as of the Effective Time of the Merger.

          1.4 Board of Directors; Articles of Incorporation; Bylaws. The present Board of Directors of the Bank shall continue to serve as the Board of Directors of the Corporation until the next annual meeting or until such time as their successors have been elected and have qualified. The number, names and residence addresses, and the terms of the members of the Board of Directors, are set forth in Annex B hereto. Effective as of the time this Merger shall become effective, the Articles of Incorporation and the Bylaws of the Corporation shall be the Articles of Incorporation and Bylaws of the Bank as in effect immediately prior to the Merger.

                                ARTICLE II

                              CAPITALIZATION

          2.1 Capitalization of the Bank. As of the date hereof, the authorized capital stock of the Bank consists of 25,000 shares of common stock, par value $1.00 per share, all of which are issued and outstanding and none of which is held in the treasury of the Bank.

          2.2. Capitalization of Brent. As of the date hereof, the authorized capital stock of Brent consists of 4,000 shares of common stock, par value $100.00 per share, 4,000 shares of which are issued and outstanding and none of which is held in the treasury of Brent.


                                ARTICLE III

                                 COVENANTS

          3.1 Covenants of the Bank and Brent. During the period from the date of this Agreement and continuing until the Effective Time of the Merger, each of the parties hereto agrees to observe and perform all agreements and covenants in the Share Exchange Agreement that pertain or are applicable to the Bank and Brent, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Share Exchange Agreement.

          3.2 Certain Indemnification of Brent. USB and Brent have agreed in the Share Exchange Agreement that USB and Bank have no obligation to indemnify, defend or hold harmless Brent or any of its officers, directors, employees or agents against any losses, expenses, claims, damages or liabilities of any nature whatsoever. In order to consummate the Merger contemplated by this Agreement immediately after the Share Exchange contemplated by the Share Exchange Agreement, USB has requested Brent to execute this Agreement, and Brent has determined to execute this Agreement, provided that USB provide the indemnification described in this paragraph. USB and Bank shall indemnify, defend and hold harmless Brent, and its officers, directors, employees and agents (collectively, the "Indemnitees") from and against any and all claims, demands, actions, or causes of action, that are asserted against any Indemnitee by any person if the claim, demand, action, or cause of action: (i) is caused directly and solely by the execution of this Agreement by Brent (and not in any way related to, arising out of, or caused by the Share Exchange Agreement or the transactions contemplated thereby); and (ii) arises during the period between the date of execution of this Agreement and the Effective Time of the Merger.

                                ARTICLE IV

                           CONDITIONS PRECEDENT

          4.1  Conditions to Each Party's Obligation to Effect the Merger.
The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the Merger of the following conditions:

               (a) Effective Time of the Share Exchange. The Effective Time (as defined in the Share Exchange Agreement) of the Share Exchange shall have occurred.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal as of the Effective Time of the Merger.

               (c) Shareholder Approval. The shareholders of Brent and the sole shareholder of the Bank each shall have voted affirmatively to approve the Merger by a vote of not less than a majority of the outstanding voting stock of Brent and the Bank, respectively.

               (d) Other Approvals. All requisite regulatory approvals relating to the Merger shall have been obtained and continue to be in full force and effect, and all waiting and notice periods under applicable law shall have expired.


                                 ARTICLE V

                         TERMINATION AND AMENDMENT

          5.1 Termination. This Agreement shall be terminated immediately and without any action on the part of the Bank or Brent upon any termination of the Share Exchange Agreement.

          5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and of no effect.

          5.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                ARTICLE VI

                            GENERAL PROVISIONS

          6.1 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including, without limitation, Section 3.2 hereof, shall survive the Effective Time of the Merger.

          6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Bank or Brent, respectively, at the addresses for notices to USB or Brent, respectively, as set forth in the Share Exchange Agreement, with copies to the persons referred to therein.

          6.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless other-wise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          6.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when each counterpart has been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

          6.5 Entire Agreement. Except as otherwise set forth in the Share Exchange Agreement, this Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be subject to the terms and conditions of the Share Exchange Agreement.

          6.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.





                   [THIS SPACE LEFT BLANK INTENTIONALLY]






          IN WITNESS WHEREOF, the signatures and seals of the Bank and Brent this ___ day of February 1996, each set by its president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority:

                                     BRENT BANKING COMPANY


                             By

                             Its
ATTEST:

By
Its

(Seal of Bank)



                             UNITED SECURITY BANK




                             By

                                  Its


ATTEST:

                             By

                             Its

(Seal of Bank)
STATE OF ALABAMA        )
                        )   SS:
COUNTY OF ___________   )


         On this _____ day of February, 1996, before me, a notary public for this state and county, personally came Jack M. Wainwright, III, as President and Chief Executive Officer of United Security Bank and in his said capacity acknowledged this instrument to be the act and deed of United Security Bank and the seal affixed to it to be its seal.

         WITNESS my official seal and signature this day and year.




(Seal of Notary)             Notary Public
    My commission expires



STATE OF ALABAMA        )
                        )   SS:
COUNTY OF ___________   )


         On this ______ day of February, 1996, before me, a notary public for this state and county, personally came Willie Dunn, as President of Brent Banking Company, and in his said capacity acknowledged this instrument to be the act and deed of Brent Banking Company and the seal affixed to it to be its seal.

         WITNESS my official seal and signature this day and year.




(Seal of Notary)             Notary Public
    My commission expires








                                  ANNEX A

         BRANCH                                  ADDRESS


1.  Main Office                         131 West Front Street
                                        Post Office Box 249
    Clarke County                       Thomasville, AL  36784


2.  Highway 43                          Highway 43
                                        Post Office Box 249
    Clarke County                       Thomasville, AL  36784


3.  Fulton                              Highway 178
                                        Post Office Box 87
    Clarke County                       Fulton, AL  36446


4.  Grove Hill                          103 Main Street
                                        Post Office Box 185
    Clarke County                       Grove Hill, AL  36451


5.  Jackson                             1021 Coffeeville Road
                                        Post Office Box 116
    Clarke County                       Jackson, AL  36545


6.  Coffeeville                         Highway 84
                                        Post Office Box 98
    Clarke County                       Coffeeville, AL  36524


7.  Gilbertown                          Highway 17
                                        Post Office Box 185
    Choctaw County                      Gilbertown, AL  36908


8.  Butler                              305 South Mulberry Street
                                        Post Office Box 658
    Choctaw County                      Butler, AL  36904










                                 ANNEX B

                                 DIRECTORS

1.  L. C. Boney, Jr.                    9.  J. C. Stanley
    Route 2, Box 104                        113 Valley Road
    Gilbertown, AL  36908                   Thomasville, AL  36784

2.  Gerald P. Corgill                   10. Jack M. Wainwright, III
    Post Office Box 97                      Post Office Box 377
    Thomasville, AL  36784                  Fulton, AL  36446

3.  Roy G. Cowan                        11. Howard M. Whitted
    1516 Sandpiper Lane                     Post Office Box 533
    Unit 309                                Butler, AL  36904
    Gulf Shores, AL  36542

4.  William G. Harrison
    712 Morningview Drive
    Thomasville, AL  36784

5.  Hardie B. Kimbrough
    805 Foster Avenue
    Thomasville, AL  36784

6.  James L. Miller
    8166 Mossy Oak Drive
    Montgomery, AL  36117

7.  Donald C. Nichols
    Post Office Box 697
    Thomasville, AL  36784

8.  Harold H. Spinks
    Post Office Box 25
    Thomasville, AL  36784



           All Directors are elected to one-year terms in April.